Exhibit 99.1


                McGrath RentCorp Announces Management Promotions


     LIVERMORE, Calif.--(BUSINESS WIRE)--March 20, 2006--McGrath RentCorp (Nasdaq:MGRC), a leading rental provider of modular buildings for classroom and office space, and test equipment for general purpose and communications needs, announced the appointment of Keith Pratt to the position of Chief Financial Officer, effective March 17, 2006. The Company also announced the appointment of David Whitney to the position of Vice President and Principal Accounting Officer, effective as of the same date.
     "In keeping with our CFO transition plans, we are very pleased to announce the appointment of Keith Pratt as Chief Financial Officer," said Dennis C. Kakures, CEO and President. "Additionally, with great pleasure we announce David Whitney, our Corporate Controller since 2000, has been promoted to Vice President, Controller and Principal Accounting Officer as a result of his outstanding work and technical competence."
     Mr. Pratt joined McGrath RentCorp in January 2006 and most recently was with Advanced Fibre Communications (AFC), a public telecommunications equipment company in Petaluma, California, where he served as Senior Vice President and Chief Financial Officer. Mr. Pratt served as CFO from 1999 until AFC was acquired by Tellabs, at the end of 2004. He also served as Director of Corporate Development at AFC prior to becoming CFO. Prior to Mr. Pratt joining AFC, he served as Director, Strategy & Business Development Group at Pacific Telesis. Mr. Pratt has an undergraduate degree from Cambridge University in Production Engineering and an MBA from Stanford University.
     Mr. Whitney joined McGrath RentCorp as its Corporate Controller in 2000. Previously he was Manager of Regional Accounting for The Permanente Medical Group in Oakland, California. Mr. Whitney holds a BS in Accounting from California State University at Hayward, and is a Certified Public Accountant.
     Thomas Sauer, who previously announced his plan to retire as CFO, will be working on a part-time basis through the end of 2006. Mr. Sauer will provide support to the financial management team and various strategic planning efforts.

     About McGrath RentCorp:

     Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customers' temporary and permanent space needs in California, Texas and Florida. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K-12 in California. The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading providers of general purpose and communications test equipment in North America.
     For more information on McGrath RentCorp, visit www.mgrc.com.


    CONTACT: McGrath RentCorp
             Dennis Kakures, 925-606-9200